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                                                                   EXHIBIT 10.16

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                              Kraft Foods
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                              December 16, 2003
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Ms Betsy D. Holden
Kraft Foods Inc.
Three Lakes Drive
Northfield, IL 60093

Dear Betsy:

    I want you to know how thrilled both Roger and I are that you have agreed to take on the new responsibility of President, Global Marketing & Category Development for Kraft Foods Inc. We think that this is terrific news for both you and Kraft. We are confident that you will continue to make invaluable contributions to the Company in this new global role and as as member of the Kraft Board.

    I am pleased to be able to confirm the discussions concerning your compensation and benefits in your new assignment that you have had with Terry Faulk, Senior Vice President, Human Resources of Kraft. As you know, it has not been Kraft's normal practice to confirm future compensation and benefits, but we feel that it is appropriate to do so at this time given the exceptional circumstances surrounding Kraft's departure from a dual CEO structure.

    As agreed with Terry, your current salary and benefits will remain unchanged and you will continue to be eligible at the same target levels for Management Incentive Program payments, LTIP payments and Restricted Stock Awards as determined by Kraft's Compensation and Governance Committee in the ordinary course. You will also continue to participate in Kraft's benefit programs.

    Should the Company terminate your employment for reasons other than cause or demote you or assign you materially fewer responsibilities during the three year period commencing January 1, 2004, the Company will provide you with severance payments equal to two years of base salary. The Company will also provide you with pro-rated LTIP and Management Incentive Program payments and a pro-rated payout of Restricted Stock in accordance with our current practice. In addition, for purposes of pension calculations, the Company will add five years to your age and vesting service for benefit eligibility but not for pensionable service.

    Once again, we are delighted that you have agreed to accept this new assignment and stay on as part of the Kraft team. I wish you all the continued success that you so amply deserve.

    With my warmest personal regards,

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                                                    Sincerely,


                                                    /s/ Louis C. Camilleri
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                                                    Louis C. Camilleri
                                                    Chairman
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           Kraft Foods Three Lakes Drive - Northfield, IL 60093-2753